Exhibit 99.2

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined balance sheets as of June 29, 2018 and the unaudited pro forma condensed combined statements of income for the six months and year ended June 29, 2018 and December 29, 2017, respectively, are based on the historical financial statements of Ultra Clean Holdings, Inc. (“Ultra Clean”) and Quantum Global Technologies, LLC (the “Company” or “QGT”) after giving effect to Ultra Clean’s acquisition of the Company using the acquisition method of accounting and applying the assumptions and adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined balance sheet as of June 29, 2018 combines Ultra Clean’s historical condensed consolidated balance sheet as of June 29, 2018 and the Company’s historical condensed consolidated balance sheet as of June 30, 2018 giving effect to the acquisition as if it had occurred on June 29, 2018. The unaudited pro forma condensed combined statements of income for the six month periods ended June 29, 2018 combines Ultra Clean’s historical consolidated statement of income for the six month periods ended June 29, 2018 and the Company’s historical consolidated statement of income for the six month period ended June 30, 2018. The consolidated statement of income for year then ended December 29, 2017 combines Ultra Clean’s historical consolidated statement of income for the year ended December 29, 2017 with the Company’s historical consolidated statement of income for the year ended December 31, 2017. The unaudited pro forma condensed combined statements of income give effect to the merger as if it had occurred on December 31, 2016.

The acquisition has been accounted for under the acquisition method of accounting in accordance with Financial Accounting Standard ASC 805, Business Combinations. Under the acquisition method of accounting, the total estimated purchase price, calculated as described in Note 1 to the unaudited pro forma condensed combined financial information, is allocated to the net tangible and intangible assets of the Company acquired in connection with the acquisition, based on their estimated fair values. Management has made a preliminary allocation of the estimated acquisition price to the net tangible and intangible assets acquired and liabilities assumed based on various preliminary estimates. These preliminary estimates and assumptions are subject to change during the measurement period (up to the time it takes to gather the necessary information and no longer than one year from the acquisition date). The final determination of the values of assets and liabilities and the integration costs may result in actual values, assets, liabilities and expenses that are different from those set forth in the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information has been prepared by management for illustrative purposes only and are not necessarily indicative of the condensed consolidated financial position or results of income in future periods or the results that actually would have been realized had Ultra Clean and the Company been a combined company during the specified periods. The unaudited pro forma condensed combined financial information does not reflect any operating efficiencies and/or cost savings that we may achieve with respect to the combined companies, or any liabilities that may result from integration activities. The pro forma adjustments are based on the information available at the time of the preparation of this document. The unaudited pro forma condensed combined financial information, including the notes thereto, are qualified in their entirety by reference to, and should be read in conjunction with, Ultra Clean’s historical consolidated financial statements included in its Annual Report on Form 10-K for its year ended December 29, 2017 and its Quarterly Report on Form 10-Q for the six months ended June 29, 2018 and the Company’s historical consolidated financial statements for the year ended December 31, 2017 and the six months ended June 30, 2018, which are included in Exhibit 99.1 to this Form 8-K/A.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

(In Thousands)

	June 29, 2018	June 30, 2018
	Ultra Clean	QGT	Pro forma Adjustments		Pro forma Combined
			(unaudited)		(unaudited)
ASSETS
Current assets:
Cash	$141,146	$21,234	$350,000	4	$103,437
			(12,117)	5
			(342,000)	6
			(54,826)	3
Accounts receivable, net	98,608	19,197	-		117,805
Inventory	228,570	-	554	11	229,124
Prepaid expenses and other	15,115	5,318	(554)	11	19,879
Total current assets	483,439	45,749	(58,943)		470,245

Equipment and leasehold improvements, net	38,769	99,002	404	7	138,175
Goodwill	85,248	6,332	(6,332)	9	151,870
			66,622	1
Purchased intangibles, net	29,392	3,403	(3,403)	9	205,592
			176,200	2
Deferred tax assets	5,067	-	-		5,067
Other non-current assets	1,830	6,877	-		8,707
Total assets	$643,745	$161,363	$174,548		$979,656

LIABILITIES & STOCKHOLDERS’ EQUITY
Current liabilities:
Bank borrowings	$54,826	$23,609	$(78,435)	3	$7,063
			8,750	4
			(1,687)	5
Redeemed members' interest	-	100,000	(100,000)	3	-
Accounts payable	113,803	7,386	-		121,189
Accrued compensation and related benefits	9,416	-	8,010	11	17,426
Deferred rent, current portion	680	-	-		680
Other current liabilities	10,143	17,560	9,391	10	29,084
			(8,010)	11
Total current liabilities	188,868	148,555	(161,981)		175,442

Long-term debt	-	22,988	(22,988)	3	330,820
			341,250	4
			(10,430)	5
Stock purchase obligation		10,900	-		10,900
Deferred tax liability	9,868	722	-		10,590
Deferred rent and other liabilities	5,682	3,445	4,163	6	13,478
			188	7
Total liabilities	204,418	186,610	150,202		541,230

Commitments and contingencies
Stockholders’ Equity:
Series A Preferred unit	-	541	(541)	8	-
Series B Preferred unit	-	-	-		-
Common stock	39	(34,471)	34,471	8	39
Additional paid-in capital	285,390	-	-	8	285,390
Common shares held in treasury	(3,337)	(54)	54	8	(3,337)
Retained earnings	156,823	-	-		143,397
	-	-	(13,426)	10
Accumulated other comprehensive gain	412	(586)	586	8	412
Ultra Clean Holdings, Inc. stockholders' equity	439,327	(34,570)	21,144		425,901
Noncontrolling interest	-	9,323	3,202	7	12,525
Total stockholders' equity	439,327	(25,247)	24,346		438,426
Total liabilities and stockholders' equity	$643,745	$161,363	$174,548		$979,656

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

(In Thousands)

	For the six months ended
	June 29,	June 30,
	2018	2018
	Ultra Clean	QGT	Pro forma Adjustments		Pro forma Combined

Sales	$605,055	$117,871	$-		$722,926
Cost of goods sold	510,186	49,633	27,571	11	589,435
			2,045	12
Gross profit	94,869	68,238	(29,616)		133,491

Operating expenses:
Other operating expenses	-	20,430	(20,430)	11	-
Depreciation and amortization	-	8,598	(8,598)	11	-
Research and development	5,944	3,979	-		9,923
Sales and marketing	7,435	4,359	-		11,794
General and administrative	31,918	16,531	1,457	11	54,518
	-	-	5,804	12
	-	-	(1,192)	13	-
Total operating expenses	45,297	53,897	(22,959)		76,235
Income from operations	49,572	14,341	(6,657)		57,256

Interest and other income (expense), net	(483)	(3,871)	(10,476)	14	(10,003)
	-	-	4,827	15	-
Income before provision for income taxes	49,089	10,470	(12,306)		47,253
Income tax provision	5,388	952	5,804	16	12,144
Net income	43,701	9,518	(18,110)		35,109
Net income attributable to noncontrolling interest	-	(1,055)	-		(1,055)
Net income attributable to Ultra Clean Holdings, Inc.	$43,701	$8,463	$(18,110)		$34,054

Net income per share:
Basic	$1.16				$0.93
Diluted	$1.14				$0.91

Shares used in computing net income per share:
Basic	37,763	-	-		37,763
Diluted	38,418	-	-		38,418

See notes to unaudited pro forma combined financial information

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

(In Thousands)

	For the Year Ended
	December 29,	December 31,
	2017	2017
	Ultra Clean	QGT	Pro forma Adjustments		Pro forma Combined

Sales	$924,351	$217,889	$-		$1,142,240
Cost of goods sold	756,722	88,844	49,222	11	898,878
			4,090	12
Gross profit	167,629	129,045	(53,312)		243,362

Operating expenses:
Other operating expenses	-	37,904	(37,904)	11	-
Depreciation and amortization	-	14,438	(14,438)	11
Research and development	11,666	7,591	-		19,257
Sales and marketing	13,748	8,254	-		22,002
General and administrative	52,818	30,603	3,120	11	95,914
			11,756	12
			(2,383)	13
Total operating expenses	78,232	98,790	(39,849)		137,173
Income from operations	89,397	30,255	(13,463)		106,189

Interest and other income (expense), net	(2,455)	(6,539)	(20,937)	14	(19,769)
	-	-	10,162	15	-
Income before provision for income taxes	86,942	23,716	(24,238)		86,420
Income tax provision	11,857	1,742	8,611	16	22,210
Net income	75,085	21,974	(32,849)		64,210
Net income attributable to noncontrolling interest	-	(1,935)	-		(1,935)
Net income attributable to Ultra Clean Holdings, Inc.	$75,085	$20,039	$(32,849)		$62,275

Net income per share:
Basic	$2.25				$1.92
Diluted	$2.19				$1.87

Shares used in computing net income per share:
Basic	33,409	-	-		33,409
Diluted	34,303	-	-		34,303

See notes to unaudited pro forma combined financial information

NOTES TO UNAUDITED PRO FORMA

 CONDENSED COMBINED FINANCIAL INFORMATION

1.	Acquisition of Quantum Global Technologies, LLC

On August 27, 2018 (the “Closing Date”), Ultra Clean Holdings, Inc. (“Ultra Clean”) completed its acquisition of Quantum Global Technologies, LLC (the “Company” or “QGT”) pursuant to an Agreement and Plan of Merger (the “Merger Agreement”) by and among Ultra Clean, Falcon Merger Subsidiary, LLC, a wholly-owned subsidiary of Ultra Clean (“Acquisition Subsidiary”), the Company and G-Squared Partners, LLC (“G-Squared”), solely in its capacity as the representative of the unitholders of the Company, whereby Acquisition Subsidiary merged with and into the Company (the “Merger”), with the Company surviving as a wholly owned subsidiary of Ultra Clean. Pursuant to the Merger Agreement relating to the acquisition, the Company paid (i) $342.0 million in cash (the “Merger Consideration”), subject to certain closing adjustments as provided in the Merger Agreement, including a working capital adjustment, at the closing of the Merger and (ii) may be required to pay up to $15.0 million of potential cash earn-out payments if the Company achieves certain specified revenue levels through December 27, 2019, pursuant to the provisions of the Merger Agreement. The preliminary estimated acquisition price of the Company for purposes of the Company's preliminary purchase price allocation was determined to be $346.2 million, which includes the potential earn-out payments at their estimated fair value as of August 27, 2018 of approximately $4.2 million.

2.	Preliminary Acquisition Price Allocation

Under the acquisition method of accounting, the total estimated acquisition price as shown in the table below is allocated to the Company’s net tangible and intangible assets based on their preliminary estimated fair values as of August 27, 2018, the closing date. The preliminary estimated acquisition price was based on various factors as described in the introduction to the unaudited pro forma condensed combined financial information. The allocation of the purchase price is preliminary pending the completion of various analyses and the finalization of estimates. The primary areas of the preliminary purchase price allocation that are not yet finalized relate to the fair values of certain tangible assets and liabilities, primarily property and equipment, intangible assets, finalization of a working capital adjustment per the merger agreement and residual goodwill. During the measurement period, which can be no more than one year from the date of acquisition, we expect to continue to obtain information to assist us in determining the final fair value of the net assets acquired at the acquisition date during the measurement period. Our preliminary purchase price allocation for the Company is as follows (in thousands):

		Preliminary Estimated Useful Life

Net tangible assets acquired	$103,341
Identifiable intangible assets:
Customer contracts and relationships	79,500	10 years
Recipes	73,200	20 years
Standard operating procedures	8,600	20 years
Trade name	14,900	4 years
Goodwill	66,622	-
Total preliminary estimated acquisition price	$346,163

A preliminary estimate of $103.3 million has been allocated to net tangible assets acquired. This estimate reflects adjustments of acquired assets and liabilities to fair value. A preliminary estimate of approximately $176.2 million has been allocated to amortizable intangible assets acquired. The amortization related to the amortizable intangible assets is reflected as pro forma adjustments to the unaudited pro forma condensed combined statements of income. For purposes of this Form 8-K/A, a straight line amortization was used for the identifiable intangible assets with the exception of Trade name intangible wherein accelerated method was used.

Identifiable intangible assets. Acquired customer contracts and relationships represent existing contracts that relate to underlying customer relationships.

Goodwill. Approximately $66.6 million has been allocated to goodwill. Goodwill represents the excess of the acquisition price over the fair value of the underlying net tangible and intangible assets. In accordance with the ASC 350, Goodwill and Other Intangible Assets, goodwill will be tested for impairment at least annually (more frequently if indicators are present). In the event that the management of the combined company determines that the value of goodwill has become impaired, the combined company will incur an accounting charge for the amount of impairment during the fiscal quarter in which the determination is made.

3.	Preliminary Pro Forma Adjustments

The pro forma adjustments included in the unaudited pro forma condensed combined financial information are as follows:

1	To record preliminary goodwill related to the acquisition
2	To record the fair value of Ultra Clean’s new identifiable intangible assets
3	To record the extinguishment of all pre-existing debt of Ultra Clean and QGT in connection with the QGT acquisition
4	To record new debt used to pay off pre-existing debt and finance the QGT acquisition
5	To record debt issuance costs
6	To record the purchase price of $346.2 million, which includes the $342.0 million paid in cash and $4.2 million fair value of potential earn out payments
7	To adjust acquired tangible assets, liabilities and noncontrolling interest to their fair value
8	To eliminate the equity of QGT
9	To eliminate the pre-existing goodwill and intangibles of QGT
10	To record acquisition related accruals
11	Reclass balances to comply with Ultra Clean's presentation
12	To record the preliminary estimated net intangible amortization associated with the acquired intangible assets over the preliminary estimated useful life
13	To eliminate amortization on pre-existing intangibles
14	To record interest expense related to the issuance of new debt
15	To eliminate interest expense on pre-existing debt
16	To record income tax expense, based on Ultra Clean’s statutory rate of 25.7%